TEMPUR-PEDIC INTERNATIONAL INC.
Amended and Restated Annual Incentive Bonus Plan for Senior Executives
Terms and Conditions

Adopted: February 22, 2010

I. Compensation Philosophy

The intent of this Amended and Restated Annual Incentive Bonus Plan (the “Incentive Plan”) of Tempur-Pedic International Inc. (“Tempur-Pedic” or the “Company”) is to provide highly competitive total cash compensation through an annual variable pay program that reflects the Company’s performance and the participant’s performance against goals and objectives.

Tempur-Pedic’s compensation philosophy is to attract, motivate, retain and reward its management talent with base salary, annual incentive bonuses and equity compensation that competitively targets its market.  Tempur-Pedic’s compensation programs are designed to reward its management for strong company performance and successful execution of key business plans and strategies, based on Tempur-Pedic’s and the senior manager’s achievement of pre-established performance targets.   Tempur-Pedic believes that its compensation philosophy aligns management incentives with the long-term interests of Tempur-Pedic’s stockholders.

This Incentive Plan is an important variable component of the total compensation package for the Chief Executive Officer (“CEO”), Executive Vice Presidents (“EVPs”) and other senior managers who may be designated from time to time for participation in this Incentive Plan (collectively, the “Senior Executives”). Tempur-Pedic believes that senior management who hold positions affording them the authority to make critical decisions affecting Tempur-Pedic’s overall performance should have a material percentage of their annual compensation contingent upon Tempur-Pedic’s performance.

II.           Plan Overview

This Incentive Plan is a cash bonus plan for Senior Executives, designed to reward them for their roles in the achievement of Tempur-Pedic’s annual goals, as established by the Board of Directors or Compensation Committee.  Incentive Plan awards are determined on an annual basis, based on whether and to what extent Tempur-Pedic achieves any applicable Company Goals and each participant achieves any applicable Individual Goals for the relevant Performance Period. The annual incentive bonus is a lump-sum cash payment for each Senior Executive (the “Bonus”).

Administration.  This Incentive Plan shall be administered by the Compensation Committee (“Compensation Committee”) of the Board of Directors of the Company; provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Compensation Committee under this Incentive Plan and when so acting shall have the benefit of all of the provisions of this Incentive Plan pertaining to the Compensation Committee’s exercise of its authorities hereunder.  The Compensation Committee shall have the full power and authority to administer this Incentive Plan.  In applying and interpreting the provision, of this Incentive Plan, the decision of the Compensation Committee shall be final.

As used in this Incentive Plan, the term “Administrator” refers to either the Board or the Compensation Committee exercising its authority under this Incentive Plan as described above.

Performance Period.  Unless otherwise determined by the Administrator with respect to any Target Bonus, the Incentive Plan year runs from January 1 – December 31 (the “Performance Period”).

Participants.  The CEO, the EVPs and other Senior Executives designated from time to time by the Administrator shall be entitled to participate in this Incentive Plan.

Target Bonus. With respect to any Performance Period and any Senior Executive, the Administrator shall create a target Bonus for such Senior Executive, expressed as a percentage of such Senior Executive’s base salary as in effect at the end of the Performance Period (the “Target Bonus”).

Within ninety (90) days of the commencement of each Performance Period, but in any event prior to the expiration of twenty-five percent (25%) of the applicable Performance Period, the Administrator shall set the targeted annual Bonus for each Senior Executive.

Components of Bonus.  Unless otherwise determined by the Administrator with respect to any Performance Period, each participant’s Target Bonus shall be comprised of two or more components:  one or more components based on the achievement of Company-wide goals (the “Company Goals”) and one or more components based on the achievement of individual goals created for any particular Senior Executive (the “Individual Goals”).

If any of the Company Goals components of a Target Bonus or any of the Individual Goals components of a Target Bonus for any Senior Executive for any Performance Period is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”, with any such compensation referred to as “Qualified Performance-Based Compensation”) then (i) such component of the Company Goals or Individual Goals, as applicable, selected by the Administrator shall be limited to the specific otherwise illustrative goals identified below, (ii) each component of the Bonus must be assessed separately to determine whether the Senior Executive has achieved the Company Goals or Individual Goals applicable to that component, and (iii) the Company Goals and Individual Goals shall be selected and evaluated in such a manner that in no event shall the achievement or failure to achieve any level of any of the selected Company Goals or Individual Goals in any component shall have any bearing or effect on whether the Company Goals or Individual Goals in any other component have been achieved.

The Administrator shall have the discretion to include or exclude extraordinary items, restructuring charges, accounting changes or any other unusual or nonrecurring items in its determination of whether a Company Goal or Individual Goal has been satisfied; provided, that in the case of any Qualified Performance-Based Compensation, the extent, if any, to which any such adjustments shall be made shall be determined by the Administrator at the time of establishing the relevant Company Goal or Individual Goal.  At the time any Company Goals or Individual Goals are established, the outcome as to whether the Performance Measures will be met must be substantially uncertain with respect to any component of a Bonus intended to qualify as Qualified Performance-Based Compensation.

The purpose of any Company Goals component, represented by financial targets and other Company-wide performance metrics, and the purpose of the Individual Goals component, represented by the achievement of targets based on a specific segment, division or business unit or individual targets, are designed to focus the Senior Executives on behaviors that support the overall performance and success of the Company.

Company Goals.  The Company Goals component will be tied to Tempur-Pedic’s achievement of specific financial targets and other Company-wide performance metrics. The Company Goals component metrics may include, but are not limited to, one or more of the following, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group:

• debt reduction	• pre- or after-tax net earnings
• earnings before interest and taxes (EBIT) or EBIT margin	• price per share of stock
• earnings before interest and taxes, depreciation and amortization (EBITDA) or EBITDA margin	• return on assets
• earnings per share	• return on capital
• gross or net profit margin	• return on net assetss
• market share	• return on stockholders' equity
• net sales	• sales or net sales growth
• operating cash flow	• stock price growth
• operating earnings	• stockholder returns

These metrics are referred to as the “Specific Company Metrics.”

Any Company Goals component of the Bonus may be established using a matrix to allow for maximum and minimum payments of the Target Bonus, depending on the level of specified factors for the applicable Performance Period.  A failure to meet the minimum requirement may result in no Bonus payment with respect to the applicable Company Goals component of the Incentive Plan.

Individual Goals.  Each year, individual incentive performance metrics and targets may be established as Individual Goals for one or more of the Senior Executives. Any Individual Goals component of a Target Bonus for a Senior Executive may be based on the performance of a segment, division or business unit or goals unique to the particular Senior Executive.  The Individual Goals are expected to have a significant component based on the successful completion of individual objectives.

An Individual Goals component will target 100% payout of the applicable portion of the Target Bonus for the achievement of a Senior Executive’s Individual Goal or Goals.  Payments can range from no bonus payment to more than 100% of the targeted Individual Goals component, based on individual performance. Except as required in the case of Qualified Performance-Based Compensation, the determination of whether an Individual Goals component of the Bonus has been met and to what degree will be based on the subjective determination of the Administrator, and in exercising this discretion the Administrator will review each Senior Executive’s performance against individual objectives and the overall performance of the applicable Senior Executive within his or her specific area of responsibility.

Individual Goals may be based on any of the Specific Company Metrics, as applied to any specific segment, division or business unit, and may also include any one or more of following, as applicable to a specific segment, division or business unit or an individual:

• Cost reduction initiatives	• H.R. management metrics
• Enhance financial planning process	• Improve customer service metrics
• Execution of Investor Relations plan	• New product launches
• Expanding slots per stores	• Sales targets
• Expand brand awareness	• Strategic planning and growth initiatives

If the Individual Goals component of a Target Bonus for any Senior Executive for any Performance Period is intended to constitute Qualified Performance-Based Compensation, then the Individual Goals component metrics shall be based on one or more objectively determinable measures of performance, from which an independent third party with knowledge of the facts could determine whether the performance goal or range of goals is met and from that determination could calculate the Bonus to be paid.

III.           Designation of Participants

For any Performance Period, not later than the end of February of such Performance Period, the Administrator shall determine whether any senior managers other than the CEO and EVPs will participate in this Incentive Plan for that Performance Period, in which case any of these other senior managers will constitute “Senior Executives” under this Incentive Plan for that Performance Period.  With respect to any other senior managers hired during the course of a fiscal year, the Administrator shall determine within thirty (30) days after the employment of such senior manager whether or not such senior manager shall participate in this Incentive Plan for such year.  In the event that the Administrator does not decide that such newly-hired senior manager will participate in this Incentive Plan, such senior manager will not participate in the Incentive Plan for such Performance Period.  In the event that the Administrator determines that a newly-hired senior manager will participate in this Incentive Plan for the remainder of the current Performance Period, the Administrator will promptly determine the terms of the Bonus for such Senior Executive, including with respect to the matters referred to in Section IV below.

Participation in this Incentive Plan in one year does not automatically guarantee participation in a future year.  Compliance with all Tempur-Pedic policies, guidelines and applicable laws is a prerequisite to receiving an award pursuant to this Incentive Plan.

IV.           Creation of Bonus Terms for Any Fiscal Year

For any Performance Period, within ninety (90) days after the commencement of that Performance Period, but in any event prior to the expiration of twenty-five percent (25%) of the applicable Performance Period, the Administrator shall determine the following for the Senior Executives participating in the Incentive Plan for that Performance Period:

• the Target Bonus for such Senior Executive, expressed as a percentage of his or her base salary as of the end of the Performance Period;

• whether there will be Company Goals for the Performance Period, and the type of Company Goals that will apply;

• for each Senior Executive, whether there will be Individual Goals for that Senior Executive;

• the relative weighting between Company Goals and Individual Goals for any Senior Executive;

• any maximum or minimum payout with respect to any of the Company Goals or Individual Goals;

• whether any component of the Bonus is intended to qualify as Qualified Performance-Based Compensation; and

• any other terms applicable to the Bonuses for any Senior Executives for that Performance Period.

    If the Bonus is intended to constitute Qualified Performance-Based Compensation, then the maximum amount payable under this Incentive Plan in respective of any one person for any one Performance Period as Bonuses shall not exceed an amount equal to 1% of the Company’s net sales for the fiscal year in which the Performance Period ends.

V.           Payment Criteria

Unless otherwise provided in any employment agreement between the Senior Executive and the Company or otherwise determined by the Administrator, a participant must be employed by Tempur-Pedic on the Bonus payment date with respect to the applicable Performance Period to be eligible to receive payment of an Award pursuant to this Incentive Plan.

Except as noted above, all Bonus payments will be based on a participant’s base salary as in effect at the end of the Performance Period, subject to the maximum amount that may paid for awards intended to constitute Qualified Performance-Based Compensation as set forth above.  Bonus payments will be made by March 15 of the year following the Performance Period.  Bonus payments will be subject to all withholding required by applicable law.

Nothing in this Incentive Plan guarantees any Bonus payment will be made to any individual.  Receipt of a Bonus payment in one year does not guarantee eligibility in any future year.

VI.           Termination, Suspension or Modification and Interpretation of this Incentive Plan

Tempur-Pedic may terminate, suspend or modify and if suspended, may reinstate with or without modification all or part of this Incentive Plan at any time, with or without notice to the participant.  Tempur-Pedic reserves the exclusive right to determine eligibility to participate in this Incentive Plan and to interpret all applicable terms and conditions, including eligibility criteria.

VII.           Other

This document sets forth the terms of this Incentive Plan and is not intended to be a contract or employment agreement between the participant and Tempur-Pedic.  As applicable, it is understood that both any participant and Tempur-Pedic have the right to terminate the participant’s employment with Tempur-Pedic at any time, with or without cause and with or without notice, in acknowledgement of the fact that their employment relationship is “at will.”

This Amended and Restated Incentive Plan amends and restates the Annual Incentive Bonus Plan for Senior Executives originally adopted on February 18, 2009 (the “Original Plan”).  Any Target Bonuses created prior to the approval by the stockholders of the Company of this Incentive Plan will be governed by the Original Plan.